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                                                                     EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            1ST CONSTITUTION BANCORP


                  The undersigned incorporator, to form a corporation pursuant to the provisions of the New Jersey Business Corporation Act, hereby certifies:

         FIRST: The name of the corporation is 1ST CONSTITUTION BANCORP.

         SECOND: The purposes for which the corporation is organized are:

         (a) To engage in the business of a bank holding company; and

         (b) Without in any way being limited by the foregoing specifically enumerated purpose, to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, Title 14A.

         THIRD: The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 consisting of 10,000,000 shares of common stock without par value (the "Common Stock").

         FOURTH: The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation or any subsidiary of the corporation or serves or served any other enterprise at the request of the corporation (including service as a fiduciary with respect to any employee benefit plan) against expenses, judgments, fines, penalties and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions), actually and reasonably incurred by such person in connection with such action, suit or proceeding, or any appeal therein. The rights provided by this Article FOURTH to any person shall inure to the benefit of such person's legal representative. Neither the amendment or repeal of this Article FOURTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article FOURTH, shall deprive any person of rights hereunder arising out of any matter which occurred prior to such amendment, repeal or adoption.

         FIFTH: The address of the corporation's registered office is 2650 Route 130 North, Cranbury, New Jersey 08512, and the name of the corporation's registered agent at such address is Robert F. Mangano.
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         SIXTH: The number of directors constituting the corporation's first board is two, and the names and addresses of the persons who are to serve as such directors of the corporation are:


         Robert F. Mangano          c/o President, 1st Constitution Bank
                                    2650 Route 130 North
                                    Cranbury, New Jersey  08512

         Edward D. Knapp            c/o President, 1st Constitution Bank
                                    2650 Route 130 North
                                    Cranbury, New Jersey  08512

The by-laws shall specify the number of directors other than the number constituting the first board, and any directorship to be filled by reason of an increase in the number of directors may be filled by the board.

The board of directors, by resolution adopted by a majority of the entire board, may appoint from among its members an executive committee which shall have and may exercise all the authority of the board except as otherwise expressly provided by law, and one or more other committees which shall have such authority as may be delegated by the board.

         SEVENTH: The name and address of the incorporator is Frank E. Lawatsch, Jr., Esq., Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, Newark, New Jersey 07102.

         EIGHTH: To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would be accrued or arisen, prior to such amendment, repeal or adoption.

                  IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this 11th day of February, 1999.



                                         BY: /s/ FRANK E. LAWATSCH, JR.
                                             --------------------------
                                              FRANK E. LAWATSCH, JR.
                                              INCORPORATOR